Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of IMPCO Technologies, Inc. for the registration of its common stock to be filed on January 27, 2005 and to the incorporation by reference therein of our report dated March 5, 2005 with respect to the consolidated financial statements of BRC S.r.l. included in the IMPCO Technologies, Inc. Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ RECONTA ERNST & YOUNG S.P.A.

Milan, Italy

January 25, 2005